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                                                                    Exhibit 99.1

                                  BAYLAKE CORP.
                               STOCK PURCHASE PLAN

                           EFFECTIVE FEBRUARY 1, 1999

                                    ARTICLE I

                                     Purpose

The purpose of this Stock Purchase Plan is to provide employees of Baylake Corp. and its affiliates and the directors of Baylake Corp. with an opportunity to share in the growth of Baylake Corp. through a convenient, affordable and systematic method of investment in the voting common stock of Baylake Corp. It is believed the Plan will advance the participants' realization that their longer-range economic rewards are in some measure directly tied to their individual performance and that it will provide a greater community of interest between the Plan participants and the shareholders of Baylake Corp. This Plan becomes effective on February 1, 1999.

                                   ARTICLE II

                                   Definitions

2.1 "Affiliate" means any corporation, partnership, joint venture or other entity, domestic or foreign, in which Baylake Corp., either directly or through another affiliate or affiliates, has a 80% or more ownership interest.

2.2 "Company" means Baylake Corp. and any of its Affiliates which are authorized by Baylake Corp. to participate in this Plan.

2.3 "Director" means any non-employee director of Baylake Corp. and any non-employee regional board member.

2.4 "Dividend Reinvestment Plan" shall mean the Baylake Corp. Automatic Dividend Reinvestment Plan.

2.5      "Eligible Director" means a Director satisfying the conditions in
         Section 3.1.

2.6      "Eligible Employee" means an Employee satisfying the conditions in
         Section 3.1.

2.7      "Employee" means any person who is employed by the Company.

2.8 "Enrollment Date" means the Plan's effective date (February 1, 1999) and each subsequent January 1).

2.9 "Management Team" means the persons designated by the Company as part of the Management Team and who are therefore not eligible to participate in the Plan.

2.10 "Participant" means an Eligible Employee or an Eligible Director who has elected to participate in the Plan in accordance with Article III. An individual electing to participate in the Plan shall continue to be a Participant until his or her Account has been distributed or transferred to the Dividend Reinvestment Plan.

2.11     "Plan" means the Baylake Corp. Stock Purchase Plan.

2.12 "Plan Administrator" shall mean the Baylake Bank Trust Department, or the party or entity appointed by the Company to administer this Plan.

2.13 "Purchase Price" means the average of the following for the applicable Quarterly Investment Period (i) for Shares issued by Baylake Corp., the lower of the last closing price as reported on the OTC Bulletin Board (Trading Symbol:



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         BYLK) on the date of issuance or the average closing price of the
         Shares for the five trading days immediately preceding the date of issuance; and (ii) for Shares purchased in negotiated trades, the price actually paid for the Shares.

2.14 "Quarterly Investment Period" means the period beginning on each calendar quarter over which Participants may elect to purchase Shares; provided, however, that the initial Quarterly Investment Period shall run from February 1, 1999 to March 31, 1999.

2.15     "Shares" shall mean voting common stock, $5.00 par value, of Baylake
         Corp.

                                   ARTICLE III

                          Eligibility and Participation

3.1 Any Employee (with the exception of the Management Team) who is at least 20 1/2 years of age and who has completed six months of continuous service shall be eligible to participate in the Plan as an Eligible Employee. Any Director shall be eligible to participate in the Plan immediately as an Eligible Director.

3.2 An Eligible Employee may elect to enroll in the Plan as of any Enrollment Date by completing a payroll deduction authorization on the form provided by the Company ("Payroll Deduction Authorization") and filing it with the Payroll Department of his/her employer in accordance with rules established by Baylake Corp. An Eligible Director may elect to enroll in the Plan as of any Enrollment Date by completing a form provided by the Company and providing it to the President of Baylake Corp. in accordance with rules established by Baylake Corp.

3.3 The compensation deduction form completed by the Participant shall state the amount which the Participant authorizes the Company to withhold from the Participant's compensation over the Quarterly Investment Period and to be applied to the purchase of Shares. Unless otherwise determined by the Plan Administrator, the minimum compensation deduction shall be $10 per pay period and the maximum deduction shall be 10% of the Participant's compensation (which includes regular salary, hourly wages, overtime pay, commission income, and board and committee fees).

3.4 A Participant's compensation deduction authorization shall remain in effect for successive Quarterly Investment Periods unless modified by the Participant. A Participant may modify a compensation deduction authorization by completing an amended form and filing it with the Payroll Department of his/her employer in accordance with rules established by the Company. The revised authorization shall be effective as of the first day of the first month following its receipt. A Participant terminating a compensation deduction authorization shall have the payroll deductions then held for the Participant's benefit applied to purchase Shares, but payroll deductions for the remainder of the Quarterly Investment Period shall cease and the Participant shall be ineligible to participate in the Plan until the next Enrollment Date.

3.5 In the event a Participant terminates employment prior to the end of the Quarterly Investment Period, no additional Shares shall be purchased on behalf of the Participant and any payroll deductions held for the Participant's benefit, and not yet applied to the purchase of Shares, shall be appropriately distributed.

                                   ARTICLE IV

                                 Plan Operation

4.1 For each Quarterly Investment Period, the Company shall make a cash contribution to the Plan on behalf of each Participant. The amount of such Company contribution will be 10% of the amount of each Participant's compensation deduction that will be applied to purchase Shares (i.e., Participants terminating employment during a Quarterly Investment Period will not receive any Company Contribution).

4.2 All compensation deductions made for Participants shall be recorded by the Company through the final pay period of the quarter, after which time the Company shall transfer all Participants' deductions and the Company's contribution to the Plan Administrator for the sole purpose of making the Share investments provided hereunder. Following the investment, Shares shall be allocated to each Participant's account in full Shares and fractional Shares to four decimal places.




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                                    ARTICLE V

                             Treatment of Dividends

5.1 Any quarterly cash dividends declared by the Company will be calculated on both full and fractional Shares to four decimal places in the Participant's account as of the dividend record date.

5.2 All quarterly dividends on Shares purchased under and held in the Plan will be automatically reinvested in Shares. No special cash dividends paid by Baylake Corp. shall be reinvested in Shares.

5.3 The purchase price for Shares acquired by reinvested dividends shall be determined by the same methods as are established herein, but without any Company contribution.

                                   ARTICLE VI

                           Treatment of Plan Expenses

6.1 The Company shall assume the cost of all brokerage commissions or service charges for purchases of Shares under the Plan. In addition, the Company shall pay all costs incurred in the establishment and administration of the Plan.

6.2 Costs incurred by the Company or the Plan Administrator at the request of a Participant or in compliance with any other provisions established herein, will be charged against the account of the Participant.

                                   ARTICLE VII

                        Death, Withdrawal or Termination

7.1 Upon termination of the Participant's employment or tenure as a director for any reason other than the death of the Participant, all of the whole Shares and fractional Shares in the Participant's account will be transferred to an account of the Participant designated in the Dividend Reinvestment Plan.

7.2 A Participant may withdraw Shares, in 100 Share blocks, from his or her account at any time by filing a written request for a certificate with the Company. The Plan shall not provide for automatic reinvestment of future dividends on any Shares withdrawn from the Plan. Certificates for whole Shares which are withdrawn will be registered in the name of and issued to the Participant at no charge to the Participant. In no case will certificates representing fractional Shares be issued.


7.3 In the event of a Participant's death, all of the whole Shares and fractional Shares in the Participant's account will be transferred to the Dividend Reinvestment Plan for the benefit of the person or persons specified as the Participant's beneficiary.

7.4 A Participant who continues in employment but who is not enrolled in the Plan for more than one year shall have all of the whole Shares and fractional Shares in the Participant's account transferred to an account of the Participant designated in the Dividend Reinvestment Plan.

                                  ARTICLE VIII

                              Amendment of the Plan

8.1 The Board of Directors of Baylake Corp. may at any time modify, amend, suspend or terminate the Plan without shareholder approval subject only to applicable laws, regulations and exchange requirements. Upon termination, certificates for whole Shares held in the Participant's account under the Plan will be issued, a cash payment will be made for any fraction of a Share and the account will be closed.




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                                   ARTICLE IX

                               Nontransferability

9.1 Neither compensation deductions effected by the Company pending the purchase of Shares nor the Shares held in a Participant's Plan account may be transferred, assigned, or pledged by the Participant while those assets are held in or appropriated for the Plan account.

9.2 If a Participant wishes to transfer or pledge Shares held in a Plan account, the Participant must first request that a certificate be issued for the number of Plan account Shares which the Participant wishes to transfer or pledge. Upon receipt of such certificate, a transfer or pledge of the Shares represented by the certificate may be made by the Participant in the usual manner of transfer.

                                    ARTICLE X

                                  Use of Funds

         All compensation deductions received and/or temporarily held by the Company pending the purchase of Shares under this Plan will be maintained in a segregated, non-interest bearing account.

                                   ARTICLE XI

                             Beneficiary Designation

A Participant may file a written designation of beneficiary (in form prescribed by the Plan Administrator). In the event of the Participant's death, the designated beneficiary shall receive payment of any accumulated compensation deductions and all of the whole Shares and fractional Shares in the Participant's account will be transferred to the Dividend Reinvestment Plan for the benefit of the designated beneficiary. Such designation of beneficiary may be changed by the Participant at any time by written notice delivered to the Plan Administrator in form prescribed by the Plan Administrator. If upon the death of a Participant there is no surviving beneficiary duly designated as provided, the Company shall deliver accumulated compensation deductions, if any, and the Plan Administrator shall deliver a certificate for whole Shares and a cash payment for any fractional Shares, to the executor or administrator of the estate of the Participant.

                                   ARTICLE XII

                             Registration of Shares

The offering of the Shares hereunder may be subject to the effecting by Baylake Corp. of registration or qualification of the Shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which Baylake Corp. shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the Shares covered thereby. Baylake Corp. shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.

                                  ARTICLE XIII

                                Voting of Shares

A proxy card will be forwarded to each Participant prior to any Shareholders' Meeting representing both the number of Shares registered in the Participant's name and the number of full Shares credited to the Participant's Plan account. All such Shares will be voted in accordance with the Participant's instructions on the proxy cards.




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                                   ARTICLE XIV

                                 Administration

14.1 The Plan shall be administered by the Plan Administrator. Baylake Corp. may remove the Plan Administrator upon not less than ten days notice.

14.2 The Plan Administrator shall maintain Plan records and annually provide statements of account to the Participants, individually, and to the Company in the aggregate.

14.3 The Plan shall be interpreted and construed by Baylake Corp. in its sole discretion. Baylake Corp. shall have the authority to issue, amend, and revoke rules and regulations under the Plan, to prescribe forms, and to establish reasonable notice periods, including the revisions of any such periods described in the Plan, and to take any other action necessary or desirable to administer the Plan to accomplish its purposes.

                                   ARTICLE XV

                                  Miscellaneous

15.1 Participation in the Plan does not constitute a guaranty or contract of employment with the Company and shall, in no way, interfere with any rights of the Company to determine the Employee's employment with the Company.

15.2 The Company shall indemnify and hold harmless the Plan Administrator against all liabilities, losses, costs, and expenses, incurred or suffered by the Plan Administrator in connection with its management or administration of the Plan; provided, however, that such indemnity shall not extend to the willful misconduct or gross negligence of the Plan Administrator.